Exhibit 99.1

Continental Materials Corporation Files Form 25 in Connection with its Previously
Announced Plan to Voluntarily Delist and Deregister its Common Stock

CHICAGO, IL, May 1, 2020 – Continental Materials Corporation (NYSE American: CUO, the “Company”), a diversified light manufacturing company operating primarily in two industry groups, Heating, Ventilation and Air Conditioning (HVAC) and Construction Products, announces that, on May 1, 2020, the Company filed with the Securities and Exchange Commission (the “SEC”) a Form 25 Notification of Removal from Listing in connection with its previously announced plan to voluntarily delist its Common Stock, $0.25 par value per share (the “Common Stock”), from the NYSE American Stock Exchange (the “Exchange”). The Company expects the delisting to be effective May 11, 2020, at which time the Common Stock will no longer be traded on the Exchange.

As previously announced, the Company plans to file with the SEC a Form 15 on or about May 11, 2020, to deregister its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and to suspend its reporting obligations under Section 15(d) of the Exchange Act, as the Common Stock is held by less than 300 stockholders of record.

The Company is taking these steps in order to reduce legal, accounting and administrative costs associated with being an SEC reporting company, to reduce the specificity of the financial information which the Company is required to disclose publicly in connection with its business segments, which disclosure the Company believes has, at times in the past, been competitively disadvantageous to the Company, and to allow the Company’s management to increase its focus on executing the Company’s strategic and business plan by reducing time spent in complying with applicable SEC reporting requirements. In addition, the number of shares of Common Stock which are publicly held (exclusive of holdings of officers, directors, controlling shareholders or other family or concentrated holdings) is less than 200,000 as a result the tender offer made by Bee Street Holdings LLC which was completed at midnight at the end of April 17, 2020, and the Common Stock may consequently no longer be eligible for listing on the Exchange.

Contact:

Paul Ainsworth, Continental Materials Corporation

312-541-7222